AMENDMENT TO FUND OF FUNDS INVESTMENT AGREEMENT

This Amendment to Fund of Funds Investment Agreement (the “Amendment”), dated as of June 9, 2025, is made by and between Northwestern Mutual Series Fund, Inc , on behalf of their series listed on Schedule A, severally and not jointly (each, the “Acquiring Fund”), and The Select Sector SPDR Trust, on behalf of each of its series listed on Schedule B, severally and not jointly (each, the “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each of Northwestern Mutual Series Fund, Inc and The Select Sector SPDR Trust (the “Parties”) are parties to the Fund of Funds Investment Agreement (the “Agreement”) dated January 19, 2022; and

WHEREAS, the Parties desire to amend the Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and mutual considerations contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.	Schedule A to the Agreement is hereby replaced in its entirety with the Schedule A attached hereto.

Notwithstanding anything to the contrary in the Agreement, until August 29, 2025, any Acquiring Fund that was not listed on the Schedule A in effect immediately prior to this Amendment is prohibited from making an initial acquisition of shares of any Acquired Fund in excess of the Section 12(d)(1)(A)(i) limits of the 1940 Act.

2.	Each reference to “Schedule B” in this Amendment shall refer to the Schedule B to the Agreement in effect as of January 19, 2022.

3.	All terms used and not otherwise defined herein shall have the same meaning ascribed to them in the Agreement between the parties hereto.

4.	All other terms, conditions, provisions, and sections of the Agreement shall remain in full force and effect.

5.	This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Agreed and acknowledged:

THE SELECT SECTOR SPDR TRUST
(on behalf of each of its series listed on Schedule B, severally and not jointly)

By:	/s/ Ann M. Carpenter

Name:	Ann M. Carpenter

Title:	President

[Remainder of page intentionally left blank; Acquiring Fund signature page follows]

NORTHWESTERN MUTUAL SERIES FUND, INC.
(on behalf of their series listed on Schedule A, severally and not jointly)

By:	/s/ Paul A. Mikelson

Name:	Paul A. Mikelson

Title:	President

SCHEDULE A

List of Acquiring Fund(s) to Which the Agreement Applies

Acquiring Funds

Active/Passive Moderate Portfolio (formerly the Asset Allocation Portfolio)

Active/Passive Balanced Portfolio (formerly the Balanced Portfolio)

Active/Passive Conservative Portfolio (added on 6/9/2025)

Active/Passive Aggressive Portfolio (added on 6/9/2025)

Active/Passive All Equity Portfolio (added on 6/9/2025)